Exhibit 10.21

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.  SUCH PORTIONS ARE DESIGNATED [REDACTED].

All information contained within this Agreement is confidential in nature.  It is not to be disclosed by any person without prior written consent of both Hawaiian Airlines, Inc. & Delta Air Lines, Inc.

INVENTORY SUPPORT & TECHNICAL

SERVICES AGREEMENT

Between

HAWAIIAN AIRLINES, INC.

And

DELTA AIR LINES, INC.

This Inventory Support and Technical Services Agreement (“Agreement”) is dated as of December 4, 2002 by and between Delta Air Lines, Inc., a Delaware corporation with its principal office at Hartsfield Atlanta International Airport, Atlanta, Georgia (Delta) and Hawaiian Airlines, Inc. a corporation organized under the laws of the State of Hawaii with its principal office at 3375 Koapaka Street, Suite G350, Honolulu, Hawaii 96819-1869 (“Hawaiian”).

W I T N E S S E T H

WHEREAS, Hawaiian operates or plans to operate certain Boeing 767-300ER aircraft powered by Pratt & Whitney PW4060 engines as further described in the Annex hereto (the “Aircraft”); and

WHEREAS, Hawaiian desires for Delta to provide certain aircraft inventory support and technical services for the Aircraft as further defined in Annex A to this Agreement (as described herein and in the Annexes, the “Services”); and

WHEREAS, Delta agrees to perform such Services in accordance with the terms and conditions of this Agreement, including all agreements and Annexes incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.                                      DESCRIPTION OF THE SERVICES

1.1           Subject to the terms and conditions set forth in this Agreement, Delta agrees to provide to Hawaiian certain inventory support and technical services for Components for the Aircraft, as more specifically identified in the Annex hereto.  With the exceptions noted in Annex A, Section 13.0, Delta is hereby designated as Hawaiian’s exclusive repair services provider for repair and modification of Components.  Hawaiian agrees not to use any other person or facility for such repairs or modifications without Delta’s prior written consent, which may not be withheld by Delta without reasonable cause.

1.2           If not currently available to Delta through its standard technical data library, Hawaiian will provide to Delta, or provide Delta access to, as appropriate and as required, any and all manufacturer-issued manuals, drawings, test equipment, software upgrades and data and revisions thereto and any related logs and records and any and all other technical data (hereinafter referred to as “Data”) which may be required by Delta for completion of the Services and related record keeping responsibilities at the location where any Service is to be performed prior to commencement of such Service.  This includes all manuals, data, drawings and revisions thereto produced by any subcontractor, vendor and other supplier. These will be supplied to Delta in English and in a format, either paper, film or electronic usable by Delta with its present equipment.

1.3           Standards and Practices, Regulatory Requirements - Delta will perform work on Common Components in accordance with the regulations set forth in FAR Part 43 & 121 as authorized under its FAR 121 Air Carrier Certificate, No. DALA026A.  Services will be performed in accordance with Delta’s Continuous Airworthiness Maintenance Program and Manuals. Non-Common Components will be maintained in accordance with the current manufacturer’s maintenance manuals.

2.                                      TERM & TERMINATION

2.1           This Agreement shall become effective on the date first written above (the “Effective Date”) and, unless terminated earlier as provided for herein, shall remain in force and effect for ten (10) years from the Effective Date (the Term).  Except in the case of a termination for cause by Delta or Hawaiian, any services in progress upon the termination of this Agreement or any Annex shall be completed and any payments due therefore shall be made in accordance with the terms hereof, even if the period required to complete such services extends beyond the date of termination.

2.2           The above notwithstanding, either party may terminate this agreement upon not less than thirty (30) days (and immediately upon notice in the case of non-payment)  prior written notice to the other party if such other party fails to comply with any material provisions of this Agreement and such failure is not corrected or, where such failure cannot be corrected in such period, is not diligently seeking to correct such failure within such thirty (30) day period.

3.                                      CHARGES AND PAYMENT

3.1           [REDACTED]

3.2           [REDACTED]  Should an amount due to Delta by Hawaiian not be paid by its due date, Hawaiian will pay a late charge equal to the lesser of 1% per month or the maximum rate permitted by applicable law from and after the due date until the unpaid balance and any accrued interest is paid in full (“Past Due Rate”).

3.3           Any and all taxes (excluding any tax upon the income or gross receipts of Delta), fees, duties or other charges imposed or which may be imposed by any federal, state, county or local taxing or other authority on the provision or sale of Services, parts, materials and/or articles to Hawaiian supplied under this Agreement (Taxes) for which Delta may be held responsible for the collection or payment on its own behalf or on behalf of Hawaiian will be Hawaiian’s sole and exclusive responsibility and will be payable exclusively by Hawaiian.

All amounts charged hereunder are exclusive of such Taxes.  Delta’s failure to invoice or collect such Taxes from Hawaiian will not be deemed a waiver or release of Hawaiian’s obligations hereunder.  Hawaiian further agrees to indemnify and hold Delta harmless from and against the payment of any and all such Taxes.  In addition Hawaiian agrees to repay the interest and penalties that may accrue or are otherwise incurred in connection with any such overdue Taxes.  If a claim is made against any party for Taxes with respect to which the other party is liable for a payment or indemnity hereunder, the party receiving such claim will promptly give the other notice in writing (and, in any case, within fifteen (15) days of receipt of such claim); provided, however, that failure to give notice will not relieve any party of its obligations hereunder.  Hawaiian will remit payment to Delta or the tax authority, as appropriate, unless Hawaiian is permitted by applicable law to contest such claim and defer payment.  Such contest will be coordinated by Delta and the reasonable expenses will be borne by Hawaiian including legal and accounting fees, expenses, penalties and interest.  If either party receives any refund on account of any suit or action for a Tax for which the other party has provided funds hereunder, such party shall promptly, but in any event within thirty (30) days of receipt of such refund, remit such refund to the other party, together with any interest refunded on such amount.

3.4           [REDACTED]

4.                                      TRANSPORTATION, TITLE, RISK OF LOSS

4.1           From locations other than where Delta routinely performs maintenance on Aircraft,  Hawaiian shall be responsible for the shipment of Components to Delta’s TechOps center at Atlanta Hartsfield International Airport, Atlanta, Georgia, or such other facility as requested by Delta, for all Components requiring service under this Agreement, including, as applicable, all import/export licenses, duties, and fees.  At locations where Delta routinely performs maintenance on Aircraft, Delta shall be responsible for the cost of transportation to Delta’s TechOps center at Atlanta Hartsfield International Airport, Atlanta, Georgia, or such other facility as determined by Delta, for all Components requiring service under this Agreement.

4.2           For the initial provisioning of Components to Common Stations, and for shipment of Components to all locations where Delta does not routinely perform maintenance work on Aircraft, Hawaiian shall be responsible for the one way shipment of Components to such locations including, as applicable, all import/export licenses, duties, and fees associated with Component shipments.

4.3           For shipment of Components to and from any international location, international shipping costs and associated charges, such as customs and brokers’ fees, import/export licenses and fees will be borne by Hawaiian.

4.4           Title to Components shipped to Hawaiian shall remain with Delta while in storage or in transit but will vest in Hawaiian upon installation on an Aircraft.  Title to Components removed from an Aircraft shall vest in Delta upon delivery to Delta or to a common carrier for shipment to Delta. The risk of loss for all Components during shipment will pass from the shipping party to the receiving party upon delivery to a common carrier for shipment.

5.                                      LIABILITY, INDEMNITY AND INSURANCE

5.1           To the fullest extent permitted by law, Hawaiian shall indemnify, defend and hold harmless Delta, its directors, officers, employees and agents from and against any and all claims, damages, losses, liabilities, judgments, costs, fines and expenses of any kind or nature whatsoever, including but not limited to interest, court costs and attorney’s fees, which in any way arise out of or result from the performance or nonperformance of Services under this Agreement,  including but not limited to injury to or death of any person and damage to or destruction of any property, real or personal. However, nothing contained in this section shall be construed as an indemnity by Hawaiian against any loss, liability or claim to the extent arising from the negligence or willful misconduct of Delta. In no event shall Delta be liable for any indirect, special or consequential damages, including lost revenues or profits and loss of use of equipment, aircraft or facilities arising out of or in connection with the performance or nonperformance of Services under this Agreement.  The indemnification obligations of this section shall survive termination or expiration of this Agreement.

5.2           Delta will promptly notify Hawaiian of any claim made or suit brought within the scope of Section 5.1 and Hawaiian shall have the right to assume and conduct the defense or to effect any settlement which it may deem proper.

5.3           For the term of this Agreement, and for a period of two (2) years thereafter, Hawaiian shall carry and maintain at its own cost and expense: (i) Aviation Liability Insurance in an amount not less than [REDACTED] Combined Single Limit on an occurrence basis for Bodily Injury and Property Damage, including, without limitation, products liability, ferry flights and contractual liability and in such form as required by Delta; and (ii) Aircraft All Risk Hull Insurance, including ground taxi, in-flight, spare parts (whether on or off the Aircraft) and war risk coverage, and which contains a provision waiving any and all rights of subrogation that Hawaiian’s insurers may have or acquire against Delta arising out of Services provided hereunder.  Such liability insurance shall name Delta as an Additional Insured with respect to Hawaiian’s indemnity obligations under this Agreement and shall contain a standard cross-liability endorsement and a breach of warranty provision in favor of Delta.

5.4           Hawaiian and Delta each agree to be solely and fully responsible for payment of all Workers’ Compensation benefits for its respective employees.

5.5           Hawaiian shall obtain the insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish Delta with a certificate of insurance evidencing such coverage prior to the commencement of Services under this Agreement.  All insurance policies shall be primary without contribution from any insurance carried by Delta.  All insurance policies shall continue in full force and effect for at least thirty (30) days after Delta receives written notice of cancellation, termination or material alteration.

5.6           In no event shall either party hereto be liable to the other party for incidental, consequential or special damages.

6.                                      EXCUSABLE DELAY

Neither party shall be liable to the other or to any other party for, nor be deemed to be in default of this Agreement because of any failure or delay in its performance due under this Agreement for any cause beyond its reasonable control including, but not limited to fires, floods, riots, insurrection, war, labor disputes, act of God.

7.           WARRANTY

7.1           Delta warrants that any parts or materials that are rebuilt or repaired by Delta shall be free from defects in workmanship.  All parts or materials furnished by Delta under this Agreement will be selected in accordance with industry standards and shall, to the extent required by applicable regulations, bear an appropriate repair tag.  Delta will repair or replace at no charge any such parts or materials that do not conform to the foregoing description.  EXCEPT AS PROVIDED HEREIN, DELTA SPECIFICALLY DISCLAIMS ANY WARRANTY AS TO THE QUALITY OR AIRWORTHINESS OF SUCH PARTS OR MATERIALS.

7.2           [REDACTED]

Additionally, as required, Hawaiian will use commercially reasonable efforts to assign to Delta any warranties it has received from the manufacturer, lessor, or vendor of Components if such warranties have not been extinguished.  Hawaiian and Delta shall execute all reasonable documents required by the manufacturer, lessor or vendor in order to effect assignment of any Component warranties Hawaiian may have received.  All assignments of Component warranty rights to Delta pursuant to this Section will expire immediately upon termination or expiration of this Agreement and payment to Delta of all amounts due hereunder, whether or not then invoiced or yet to be invoiced, and such rights will revert back to Hawaiian.

7.3           WARRANY DISCLAIMER AND LIMITATION OF LIABILITY.  THE WARRANTIES CONTAINED IN THIS SECTION ARE GIVEN IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THOSE OF MERCHANTABILITY AND FITNESS FOR INTENDED USE.  HAWAIIAN HEREBY WAIVES AND RELEASES DELTA FROM ANY OTHER OBLIGATION OR LIABILITY ARISING OUT OF ANY CLAIMED DEFECT, WHETHER IN CONTRACT, TORT, OR ANY OTHER FORM OF ACTION, AND IN NO EVENT WILL DELTA BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES TO HAWAIIAN OR ANY OTHER PARTY.  DELTA’S SOLE AND EXCLUSIVE OBLIGATION UNDER THIS AGREEMENT IS LIMITED TO THE REPAIR OR REPLACEMENT OF THE

DEFECTIVE EQUIPMENT, UNDER THE TERMS SET FORTH ABOVE, UPON WHICH SERVICES WERE PERFORMED.

8.                                      GENERAL

8.1                                 This Agreement represents the entire understanding of the parties as to its subject matter and its terms may not be modified or amended other than by a writing of even or subsequent date executed for both parties by their duly authorized representatives.

8.2                                 Neither an express waiver nor a failure by either party to demand performance of any provision of this Agreement will constitute a waiver of such provision at any time in the future or a waiver of any other provision.

8.3                                 Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.4                                 This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, regardless of its conflicts of laws rules.

8.5                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No third party is intended to benefit from, nor may any third party seek to enforce, any of the provisions of this Agreement.

8.6                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single enforceable agreement.

8.7                                 If Delta initiates an action by way of a claim or counterclaim to collect any amounts owed under this Agreement, it shall be entitled to receive its court costs and reasonable attorneys fees and expenses from Hawaiian.

9.                                      DELTA - PROVIDED INVENTORY

9.1           [REDACTED]  Hawaiian will provide adequate warehousing and storage space for Components delivered to Hawaiian by Delta.  Hawaiian shall at all times store all Components in a segregated area and identify them as Delta’s inventory, subject to a lien in favor of the financing party, until installed on an Aircraft.  Hawaiian will use the same degree of care, but in no event less than reasonable care, in keeping records of and maintaining security for Delta’s inventory as Hawaiian uses with respect to its own inventory.

9.2           Hawaiian will pay all personal property Taxes on all Components to the extent assessed on Components while in Hawaiian’s possession.  If Delta receives any assessment on Components for periods while such Components were in Hawaiian’s possession, Delta will promptly provide a copy of such assessment to Hawaiian, together with a calculation showing the amount Delta believes is allocable to Hawaiian.  Hawaiian will pay or reimburse Delta for such amount promptly.

9.3           Except as provided in Section 4.4, title to Components will remain with Delta at all times.  In the event of any loss, theft, damage or destruction of any Components while in Hawaiian’s possession or under Hawaiian’s control which is not recoverable through insurance, Hawaiian will pay Delta for such Component as provided in Section 19.3 of Annex A.

9.4           [REDACTED]

9.5           Hawaiian will keep Delta inventory Components in Hawaiian’s possession or control free and clear of all liens and encumbrances arising through Hawaiian or out of or in connection with Hawaiian’s possession thereof.  If Hawaiian or any creditor of Hawaiian seeks to, or does, encumber any of the Components in any way, Delta may demand that Hawaiian unencumber such Components immediately and Hawaiian will immediately unencumber such Components.  If Hawaiian fails to do so, Delta may immediately terminate this Agreement pursuant to Section 2.2.  Hawaiian will cooperate in all efforts by Delta to notify third parties that the Components are the property of Delta, including in accordance with Section 9.5.

9.6           Hawaiian and Delta will jointly prepare a written report, no less than quarterly, listing the item and quantity of each Component in Hawaiian’s possession or control. Any inventory discrepancies will be promptly addressed and reconciled by both parties.

9.7           Delta and its representatives [REDACTED] may, at all times during the Term, enter Hawaiian’s facilities, whether owned or leased, to inspect any or all Components and related records, including Hawaiian’s computer systems, to review all records of location, condition and disposition thereof, and to verify Hawaiian’s compliance with the terms hereof.  Except during a period when Hawaiian has been notified by Delta that it is in default hereunder, all such inspections shall be during normal business hours upon reasonable notice to Hawaiian.  Hawaiian will assist Delta with all ongoing or occasional inventory audits Delta may undertake and assist to reconcile any and all inventory discrepancies.

9.9           Upon expiration or termination of this Agreement for any reason or upon default by Hawaiian that is not cured within the time allowed therefor, Hawaiian shall purchase those Components or equivalents that Delta has purchased for the support of Aircraft in accordance with Annex A, Section 19.3 of this Agreement.

All such Components which are then in Delta’s possession, shall be provided to Hawaiian as agreed by the parties no later than ten (10) business days after payment, in accordance with Annex A, Section 19.3, for such Components is received by Delta.  All other Components must be returned by Hawaiian to Delta in accordance with Delta’s instructions.  If Hawaiian does not purchase or return all the Components as required, Delta may enter onto Hawaiian’s premises, whether leased or owned, and segregate, pack and remove such Components from such premises.  The cost of shipment, insurance, duties and other costs, if any, incurred in connection with any such return or recovery will be borne by Hawaiian, and Hawaiian will promptly pay or reimburse Delta for the cost thereof.

10.          CONFIDENTIALITY

10.1         The parties hereto each agree that the terms of this Agreement is confidential and neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other party.

10.2         All data exchanged between the parties pursuant to this Agreement and marked as confidential or proprietary (in the case of data exchanged orally and expressly stated as confidential which is followed up in writing within thirty (30) days of such disclosure) shall be considered Confidential Information. Each party hereto agrees to keep Confidential Information provided to it by the other party in confidence and not to disclose such Confidential Information to any third parties or to any person within the employ of the receiving party without a need to know such information, without the prior written consent of the disclosing party, such consent not to be unreasonably withheld. Each party agrees to exercise the same degree of care in protecting the other party’s Confidential Information as it uses to protect its own Confidential Information, but in any event, a reasonable degree of care.  Each party agrees that at the earlier of termination of this Agreement or upon a request by the other party for the return of any Confidential Information, it shall, as soon as practical, return such Confidential Information, or destroy such Confidential Information and certify such destruction to the disclosing party unless such information is required by Delta to perform its obligations under this Agreement.

11.                               NOTICES

Notices required by this Agreement will be deemed sufficient when received, if given in writing by personal delivery, by certified mail, or by electronic transmission or by fax addressed to the parties as follows, except to the extent that a specific Annex specifies that notices with respect to matters covered in that Annex are to be sent as provided therein:

IF TO DELTA:

Director - Technical Sales and Services

Delta Air Lines, Inc.

Hartsfield Atlanta International Airport

Atlanta, Georgia 30320

Facsimile No.:  (404) 714-3281

Copy To: Vice President - TechOps Engineering & Planning

IF TO HAWAIIAN:

Hawaiian Airlines, Inc.

Attn:  Vice-President - Maintenance & Engineering

3375 Koapaka Street, Suite G350

Honolulu, Hawaii 96819-1869

Tel:  (808) 835-3376

Fax:  (808) 835-3380

with a copy to:

Hawaiian Airlines, Inc.

Attn:  Vice President, General Counsel and Corporate Secretary

3375 Koapaka Street, Suite G350

Honolulu, Hawaii 96819-1869

Tel: 808-835-3610

Fax: 808-835-3690

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals through the signatures of their duly authorized representatives, as of the date first specified herein.

HAWAIIAN AIRLINES, INC.			DELTA AIR LINES, INC.

By:	/s/ H. Norman Davies, Jr.	By:	/s/ Ray Valeika
Name:	H. Norman Davies, Jr.		Name:	Ray Valeika
Title:	Executive Vice-President - Operations		Title:	Senior Vice President - Technical Operations

By:	/s/ Christine R. Deister
Name:	Christine R. Deister
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ANNEX A

TO

INVENTORY SUPPORT & TECHNICAL

SERVICES AGREEMENT

Table of Contents

Annex A

DEFINITIONS
1.0 Inventory Maintenance; Basis for Provisioning
2.0 Configuration Management
3.0 Reliability Monitoring & Tracking
4.0 Performance Measures
5.0 Adjustments to Inventory
6.0 Inventory Management
7.0 Maintenance and Repair
8.0 Misuse or Abuse of Components
9.0 No Fault Found (NFF) Components
10.0 Airworthiness Directives (ADs).
11.0 Service Bulletins (SBs)
11.1 SBs Costing No More Than $1,200
11.2 SBs Costing More than $1,200
11.3 Determining the Cost of SBs
11.4 Modification Compatibility
12.0 Undocumented Components or Repairs
13.0 Supply Response Times
14.0 Shipment of Components for Services
15.0 Shipment Methods and Costs; Packing; Required Records
15.1 Method of Shipment and Costs.
15.2 Proper Packaging.
15.3 Records and Reports.
16.0 Warranty Administration
17.0 Project Manager; Hawaiian Representatives
18.0 Description of Aircraft
19.0 Charges & Payments
19.1 Allocated Inventory - Flat Rate
19.2 Common Component/Common Station Inventory - Flat Rate
19.3 Inventory Purchase
19.4 Component Repair & Warranty Management
19.5 Power by the Hour Rate
19.6 Delta Time & Material Rates
19.7 Late Charges
19.8 Time & Material Invoices
20.0 Rate Escalation Formulas and Adjustments
20.1 Yearly Rate Escalation Determination

DEFINITIONS

Definitions.  The following terms have the meanings defined below when used in this Agreement (whether or not underscored):

“AD” (Airworthiness Directive) means an airworthiness directive issued by the FAA and applicable to any Component.

“Aircraft” means each Boeing 767-300ER aircraft that is operated by Hawaiian or lised on its operations specifications during the Term as set forth in Section 18 of Annex A.

 “Allocated Inventory”  means that group of Components provided from time to time to Hawaiian by Delta to support Aircraft maintenance and operations.

“AOG” (Aircraft-on-Ground) means any Aircraft which is not airworthy because of the unavailability of one or more serviceable Common Components required for dispatch in accordance with Hawaiian Minimum Equipment List manual.

“Boeing” means The Boeing Company or any successor or assignee corporation which is approved by the FAA to provide maintenance, parts, and product support for the Aircraft.

“Boeing Manuals” means the various Boeing manuals that pertain to or relate to the Aircraft or the Components (as they may be amended, supplemented, or superseded from time to time).

“Business Day” means any day other than a Saturday or Sunday or a holiday on which the banks in Georgia, New York, or Hawaii are authorized or required by law to close for business.

 “CLP” means the current list price of a Component as defined in the most recently published original equipment manufacturer’s catalog.

“Common Components” means any Component that is then currently a Delta common component , and is eligible for service under this Agreement.

 “Common Station” means any station in the continental United States at which both Hawaiian and Delta operate B767-300ER aircraft and where Delta maintains inventory to support its operations.

“Component(s)” means, collectively, any self-contained part, combination of parts, subassemblies or units, which perform a distinctive function necessary to the operation of a system of the Aircraft.  The following components or systems are not covered under the power by the hour charges and are not eligible for service under this Agreement:   Aircraft engines and all gas path parts for such engines, Aircraft APU including all APU externals/accessories and all gas path parts for such APU, landing gear (everything below the landing gear to aircraft attachment points that is not a line replaceable unit), flight control surfaces, thrust reversers, life limited and/or time controlled parts (shop visits for time controlled aircraft Components are not provided as part of the PBTH services but will be performed under Time and Material billing.   Advanced exchanges for such time controlled aircraft Components will be provided as part of the PBTH services), passenger accommodation items (including passenger seats, and in-flight entertainment system and components thereof), Scheduled Removal(s), wheels, tires, brakes,  Components manufactured or assembled by either Honeywell or Collins as further defined in Appendix B, and insurance spares identified as leaseable spare parts in the then current Boeing Spare Parts Price Catalog.  Any services provided for such components or systems shall be performed at Delta’s then current Time and Material Rates.

“Delta Time & Material Rates” means Delta Time & Material rates as specified in Annex A Section 19.7.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“FAA” means the Federal Aviation Administration of the United States of America and any successor agency thereto.

“FAA Regulations” means all present and future laws, rules, and regulations promulgated by the FAA and all orders issued by the FAA applicable to the Components.

“Flight Hour” means, for any particular reference period, every hour (or portion of an hour) flown by an Aircraft, computed from each take-off (wheels off) of the Aircraft until the subsequent landing (wheels on), as recorded in the technical log book (or equivalent) of the applicable Aircraft

“Non-Common Component” means any Component that is not a Common Component.

“Non-Common Station” means any station or city outside of the continental United States or any station at which Delta does not operate B767-300ER aircraft or does not stock Components for support of such aircraft operation.

“OEM Manual” means the respective manuals of each original equipment manufacturer as applicable to their respective Components (as the manuals may be amended, revised, supplemented, or superseded from time to time).

  “Other Agreement” means any agreement (other than this Agreement) entered into between Hawaiian and Delta related to the maintenance or support of the Aircraft or any Aircraft system, or related to reduced-rate travel or shipments.

 “Parts Related Delay” means the delay ( for more than 120 minutes) or cancellation of a scheduled Hawaiian flight due to the unavailability of a Common Component that is also required for dispatch as defined by the then current Hawaiian Airlines Minimum Equipment List, at Common Stations where Delta routinely performs maintenance on the Aircraft and at HNL.

“PBTH (Power-by-the-Hour) Rate” means the rate defined in Annex A, Section 19.5.

“SB” (Service Bulletin) means a service bulletin issued by Boeing or the manufacturer of a Component which recommends or provides authority for repair or modification of a Component.

“Scheduled Removal” means the removal of a Component not due to a confirmed or suspected failure, but brought about as a result of the Component life having approached or achieved a previously defined limit.

“Time and Material Rate” means the then-current Delta time and material rates described in Section 19.6 of this Annex A, as escalated or revised from time to time.

“Undocumented Component” means any Component that is not part of the Allocated Inventory is not a Delta or Hawaiian purchased Component, or a Component that was not originally delivered with the Aircraft.

“Unscheduled Removal” means any removal of a Component from an Aircraft due to a confirmed or suspected failure of such Component.

DESCRIPTION OF SERVICES

1.0          Inventory Maintenance; Basis for Provisioning

At Common Stations where Delta routinely performs maintenance on Aircraft and HNL, Delta will maintain an inventory of Common Components to support the operation of the Aircraft, as described below.  Delta shall provide a Common Component supply, inventory management, and tracking function for Components, and provide serviceable Common Components to Hawaiian on an exchange basis.

[REDACTED]

The Common Components at Common Stations shall be commingled with Delta’s inventory for use on both Delta aircraft and Hawaiian’s Aircraft.  [REDACTED]

Hawaiian is responsible for acquiring or having access to Non-Common and non covered Component requirements.  Hawaiian may request Delta to provide storage for such items at Common Stations.  As available storage and parts handling will be in accordance with the Hawaiian/Delta Line Maintenance Agreement.

2.0          Configuration Management

Delta shall be responsible for the configuration management and build standard determination for Common Components.  Hawaiian shall be responsible for the configuration management and build standard determination for Non-Common Components.  Delta shall provide periodic, but no less than quarterly,  reports to Hawaiian for actual and proposed changes to Common Components configuration/build standard.   Hawaiian shall be responsible for providing to Delta, in a format useable by Delta with its most current equipment, all build standard change orders for Non-Common Components.

3.0          Reliability Monitoring & Tracking

Delta shall provide to Hawaiian an unscheduled removal report for Components removed from Delta’s B767-300ER aircraft.  This report shall be provided no later than the 5th business day of every month, to aid in monitoring Component reliability trends, and failures, in order to determine any adjustment to the Component inventory.  Hawaiian shall provide to Delta an unscheduled removal report for Components removed from Aircraft. This report shall be provided no later than the 5th business day of every month to aid in monitoring Component reliability trends, and failures, in order to determine any adjustment to the Component inventory.  As available, these monthly reports shall contain the date of removal, part number, serial number, time since last overhaul, time since last installation, cycles since overhaul, cycles since last installation, removal reason, failure confirmation (yes/no), aircraft and position, and repair text.  Additionally, Delta will provide Component teardown reports to Hawaiian as available and as and when the need arises in order to aid Hawaiian engineering with investigating failure trends and causes. Hawaiian shall provide Delta with a list of all the Components removed from the Aircraft for which Hawaiian does not have repair text so that Delta can provide such information if and when it becomes available.  All such reports will be considered Confidential Information and will be delivered in electronic format whenever possible.

The systems to be tracked, the calculations to be made and the performance standards against which the systems are measured will be in accordance with FAA accepted practices. The data required to support such a tracking program will be supplied to Delta by Hawaiian as requested by Delta.  For Components installed on Delta aircraft, Delta intends to periodically review the reliability trend analysis and implement corrective action if reliability falls below Delta’s established statistical limits.  Delta does not intend to track the reliability of Components while operating on Aircraft.As available and upon reasonable request, Delta will provide reports on the reliability of Components as experienced by Delta during the operation of such Components on its own aircraft,  listing any corrective action undertaken by Delta.

4.0          Performance Measures

[REDACTED]  If either standard is not met, then Delta shall assist Hawaiian in evaluating the cause of such failure and determine and implement the appropriate corrective action(s) in a timely manner so as to ensure that sufficient Common Component inventory support is made available to expeditiously correct the Parts Related Delay rate for Aircraft. As revised from time to time,  Delta will provide revised Parts Related Delay rate goals to Hawaiian.

For Aircraft operating from Non-Common Stations, Delta shall provide Common Component support as available,  but in any case Delta intends to ship Common Components as requested by Hawaiian within [REDACTED] of the demand as acknowledged by Delta.

As part of the Services provided under this Agreement, Delta shall provide repair services for Non-Common Components but shall not be held to either a Parts Related Delay rate nor a backfill performance level for the provisioning or availability of Non-Common Components.  However, for Non-Common Component repairs, Delta intends to manage such repair services so as to ensure a [REDACTED] rolling average turn around time of [REDACTED].

Except in the case where a Common Component is on order but is not available due to procurement lead time, should the [REDACTED] rolling average Parts Related Delay rate for Common Components at Common Stations and HNL fall below the performance measures and should Hawaiian incur an AOG situation because of Delta has not provided a Common Component at a Common Station or HNL, Delta shall either, in order of preference to Delta, I) be responsible for the documented loan charges, not including other such charges such as access charge, availability fee, etc., actually and reasonably incurred by Hawaiian for the loan/borrow of a Common Component to relieve an AOG situation until such Common Component is made available to Hawaiian by Delta, or II) be responsible, as pre-approved by Delta, for the purchase of such “no-go” item but only to the extent that such purchase can relieve the AOG situation.  For any such Delta approved purchase Hawaiian shall submit a Component purchase payment notice to Delta’s Hawaiian Airlines Account Manager for crediting the purchase cost against future services to be provided by Delta to Hawaiian under the Terms of this Agreement.  Within [REDACTED] days of receipt of credit notice, Hawaiian will forward title and all available records for the purchased Component to Delta.  In either case, if such Component would otherwise be eligible for Services under this Agreement,  Delta will provide repair services for such purchased Components in accordance with the Terms and Conditions of this Agreement.

The remedies provided above are the exclusive remedies offered by Delta and accepted by Hawaiian for any failure of Delta or any Delta subcontractor to meet the performance standards of this Agreement, and Hawaiian understands and acknowledges that the prices and other terms hereof were agreed to and negotiated on that basis.  Hawaiian has no other or additional remedy against Delta or any claim for liquidated damages, whether in contract or in tort, for the failure to meet the performance standards described above.

5.0          Adjustments to Inventory

No less than quarterly, Delta and Hawaiian intend to define and adjust, as mutually agreed, the type and quantity of Common Component Inventory provisioned at Common Stations and HNL for the support of Aircraft in order to meet the operational standards as described above.

6.0          Inventory Management

 Delta intends to use its inventory management system to manage, order and track Common Components at Common Stations and HNL.  Hawaiian acknowledges that Delta may change, revise, upgrade or degrade such system from time to time, as Delta in its sole judgment deems appropriate.

7.0          Maintenance and Repair

Delta shall repair and restore both Common and Non-Common Components removed from Aircraft that are otherwise eligible for Services under this Agreement.  Upon return from servicing at Delta or from one of its approved maintenance providers, each Component will have a Delta Air Lines approved return to service tag (e.g. 8130, Pick List, Pass Parts tag) attached..  After a Component has received an initial shop visit, on second and subsequent shop visits, Delta shall bear all costs for the replacement of all Common Components eligible for Services under this Agreement and which are deemed beyond economic repair (BER) due to normal wear and tear, except as provided in Section 8.0 of this Annex A.

8.0          Misuse or Abuse of Components

Delta shall repair and replace Components damaged due to use of such Component outside of the manufacturer’s recommendations, improper operation or maintenance, foreign object damage, abuse, negligence or accidental damage at Delta Time and Material Rates, or if replacement is necessary, shall be replaced by Delta and charged to Hawaiian at the Delta’s purchase price or cost or the manufacturer’s then-current list price, whichever is less, plus [REDACTED] for the replacement unit.

Except when directly attributable to Delta negligence, Delta will not be responsible under PBTH Rates for repairs to any downstream part or system caused by failure, loss or damage to any upstream part or system, even if the latter is covered under PBTH Rates, and even if the failure of the former would, if not caused by the latter, have been covered by PBTH Rates.  Hawaiian understands that any such downstream damage will be repaired by Delta and charged to Hawaiian at Delta Time and Material Rates.

9.0          No Fault Found (NFF) Components

If Delta cannot confirm a failure of a Component returned to Delta for Service under the PBTH Rate after inspection or testing, or if such inspection or testing shows the Component to be in serviceable condition (“NFF”), then: (1) Delta will advise and provide inspection and testing results to Hawaiian; and (2) Hawaiian will pay to Delta [REDACTED] for testing and verification of serviceability of NFF Component(s).  If testing and verification of serviceability is accomplished by a Delta vendor or subcontractor, Hawaiian will pay to Delta, Delta’s cost plus [REDACTED].  The preceding notwithstanding, Hawaiian will not be charged an NFF fee if the removal of the

Component was based on a troubleshooting recommendation by Delta that such Component be removed or if such Component was removed by Delta, unless such Component was removed by Delta at the specific direction of Hawaiian.  For Delta tested and verified NFF Component(s), if such Component(s) is subsequently removed within [REDACTED] Flight Hours of installation with a confirmed failure for the same reason as identified on the prior removal, then Delta will repair such Component and, in addition, will either: (i) issue Hawaiian a credit against the unpaid Delta invoice issued for a NFF charge, or (ii) credit to Hawaiian the amount paid by Hawaiian for the NFF charge.

10.0        Airworthiness Directives (ADs).

Delta will review, analyze and issue engineering documentation for the accomplishment of ADs on Common Components.  Hawaiian will review, analyze and issue engineering documentation in a format acceptable to Delta with instructions for the accomplishment of ADs on Non-Common Components.  The actual accomplishment of any ADs on Components will be charged to Hawaiian at Delta Time & Material Rates, but only for the amount of such Components deemed to be either Allocated Components, or non-complying Components delivered with Aircraft. The amount of labor charged for accomplishing any AD will be that number of man-hours specified in the AD, or if the AD fails to specify the number of man-hours, then such information will be obtained from the relevant equipment manufacturer.  If the manufacturer specifies the number of man-hours, then not more than such number will be invoiced by Delta.  If the manufacturer does not supply such information, Delta will estimate the labor required to accomplish the AD and advise Hawaiian.  Delta will track and invoice Hawaiian for the actual labor necessary to accomplish the AD, advising of any substantive changes, if they occur, that would significantly alter the estimate. Any labor expended on Services not required to accomplish the AD will be allocated as appropriate either to the PBTH Rate or to the Delta Time & Material Rate as provided elsewhere herein.  The material part of the Delta Time & Material Rate charge will be for only that material necessary to complete the AD.  If the AD fails to provide the list of materials necessary to accomplish the AD, such information will be obtained from the relevant equipment manufacturer.  If that information is not available, Delta will estimate the material required to accomplish the AD. If the only reason for removing a Component from an Aircraft was to accomplish an AD, Delta will invoice Hawaiian for, and Hawaiian will pay to Delta, all the charges required for the Services associated with the accomplishment of the AD and other Services required by the Maintenance Program to return the Component to serviceable condition at Delta Time & Material Rates.  Any other work performed during such a shop visit to enhance any performance or life of any Common Component will be borne by Delta.  To the extent allowed by the time limits of the AD, Delta intends to make reasonable efforts to accomplish ADs in conjunction with other scheduled maintenance on Components.

11.0        Service Bulletins (SBs)

Hawaiian will review, analyze and issue engineering documentation in a format acceptable to Delta with instructions for the accomplishment of SBs on Non-Common Components.  SBs shall be incorporated into Non-Common Components at Hawaiian direction.  For Non-Common Components, all SBs shall be accomplished by Delta or Delta’s repair provider at then current Time and Material Rates.

If, during an initial shop visit, Delta finds that the build standard for any Common Component is below the current Delta build standard for such component, Delta will incorporate the current Delta build standard into such component and charge Hawaiian for such improvement(s) at Delta or repair provider T&M rates.  If during an initial shop visit, Delta finds any Common

Component is BER, Delta will charge Hawaiian at Delta’s purchase price or cost or the manufacturer’s then current list price, whichever is less, plus [REDACTED] for the replacement of such Component.  For Common Components that have had at least one shop visit accomplished at Delta, Delta will, as part of the Services, review, analyze and in those instances where Delta determines it is appropriate, issue engineering documentation for the incorporation of SBs into Common Components.  For Common Components that have had at least one shop visit accomplished under this Agreement and which require incorporation of an SB in order to meet a Delta modification standard,  such SB will be incorporated at the same time that other services are performed on such Components, in accordance with the following:

11.1        SBs Costing No More Than [REDACTED]

If, after a first qualifying shop visit, Delta reasonably estimates that the incorporation of an SB into a Common Component will cost no more than [REDACTED], when calculated at applicable Delta Time & Material Rates, then such SB will be incorporated into the Component as part of the Services provided under the PBTH rate in those instances where Delta has decided to perform such SB.  For Common Components such SBs may be automatically incorporated with or without Hawaiian permission so long as Delta advises Hawaiian and the SB does not change the fit, form or function of the Component.  If the SB will change the fit, form or function of the Component, then Delta will provide Hawaiian with a written copy of Delta Engineering Order (EO) for such change. If Hawaiian disapproves of any such SB incorporation within [REDACTED] business days after receipt of such EO by notice to Delta, Delta will not perform the SBon any Allocated Inventory of that part number and such Component(s) becomes a Non-Common Component.

11.2        SBs Costing More than [REDACTED]

If Delta reasonably estimates that the incorporation of a SB into a Common Component will cost more than [REDACTED], when calculated at applicable Delta Time & Material Rates, then Delta will, at Hawaiian’s sole cost and expense for the total amount of the SB, incorporate such SB into the Component at Delta Time & Material Rates or at supplier invoiced cost, but only for the number of such Components either deemed to be Allocated Inventory, or Components delivered with Aircraft that do not have the particular SB incorporated.  If the Component manufacturer or some other person compensates Delta for the incorporation of the SB, then Hawaiian shall not be charged to the extent such compensation reduces Delta’s cost for incorporating the SB below [REDACTED].

11.3        Determining the Cost of SBs

The determination of the time and material elements of Delta Time & Material Rates for incorporation of SBs provided for above will be calculated in accordance with this Section.  The markup on materials will be based on Delta’s purchase price or cost or the manufacturer’s then-current list price, whichever is less. The labor part of the Delta Time & Material Rate charge will be only for that number of man-hours specified in the SB, or if the SB fails to specify the number of man-hours, then such information will be obtained from the relevant equipment manufacturer.  If the manufacturer specifies the number of man-hours, then Delta will invoice not more than such number.  If the manufacturer does not supply such information, Delta will estimate the labor required to accomplish the SB and advise Hawaiian. Delta shall track and invoice for the actual labor necessary to accomplish the SB, advising of any substantive changes if they occur that would significantly alter the estimate. The material part of the Delta Time & Material Rate charges will be for only that material necessary to complete the SB per the information in the respective SB.  If the

SB fails to provide the list of material necessary for accomplishment of the SB, Delta shall obtain such information from the appropriate equipment manufacturer.  Using the bill of material specified either in the SB or by the manufacturer, Delta will flat-rate the material for the SB at Delta’s purchase price or cost or the manufacturer’s then-current list price, whichever is less, plus [REDACTED]. If that information is not available, Delta will estimate the material required to accomplish the SB.  Delta will track and invoice Hawaiian for the actual material necessary to accomplish the SB Labor expended on Services not required by the accomplishment will be allocated as appropriate either to the PBTH Rate or the Delta Time & Material Rate as provided elsewhere herein.  If the only reason for removing a Component from an Aircraft is to accomplish the performance of an SB, Delta intends to invoice for, and Hawaiian will pay to Delta, all the costs required for the Services associated with the accomplishment of the SB and other Services, as determined by Delta, required to return the Component to serviceable condition at Delta Time & Material Rates

11.4        Modification Compatibility

If Hawaiian chooses not to accept a Common Component modification that Delta is performing on Common Components for Delta’s fleet, Hawaiian agrees to amend this Agreement to remove such Common Component from Delta’s support obligations hereunder.  Such removed Component shall then be deemed a Non-Common Component under the terms of this Agreement.

Hawaiian is responsible for creating, revising and maintaining current documentation and manuals to incorporate corrections and revisions set forth in the EOs, ADs and SBs related to Components.   It is also responsible for revising, modifying or updating any test equipment or other systems or equipment (other than Components maintained and modified by Delta), whether used or installed on the Aircraft or on the ground.

12.0        Undocumented Components or Repairs

If, in performing any Services, Delta finds any undocumented Component or repair, then Delta will notify Hawaiian promptly, providing documentation of the undocumented Component and/or repair.  Hawaiian shall then substantiate such Component within three (3)  business days of Delta’s notice.  If Hawaiian is unable to substantiate such Component, Delta will, at its option, either not accept the undocumented Component for Services or remedy the undocumented Component or repair at Delta Time & Material Rates.

13.0        Supply Response Times

When a Component is required to be removed from an Aircraft and Hawaiian does not have a replacement Component available, Hawaiian will immediately advise Delta Maintenance Control Center front desk.  Within thirty minutes of receiving any such notice, Delta will: (i) acknowledge receipt of the request either by telephone, email, or fax;  (ii) advise Hawaiian whether a replacement Component is in stock or must be obtained from another source; and (iii) either give Hawaiian complete shipping information for the replacement Component or advise Hawaiian when such information will become available.   Delta or its suppliers will ship each Component to the location designated by Hawaiian as soon as possible; but in any event, to comply with program performance measures.

Delta will ship Common Components using the same degree of expediency for a Hawaiian AOG situation that Delta generally uses for a Delta AOG situation. If Delta’s general AOG handling methods are not sufficient in a particular situation, then at Hawaiian’s request, Delta will arrange for unique shipping methods, such as the hiring of private aircraft to ship the Common Component, all at Hawaiian’s cost and expense.

14.0        Shipment of Components for Services

Hawaiian will ship each Component it or its contractors removes from an Aircraft to Delta’s Technical Operations Center at Atlanta Hartsfield Airport in Atlanta, GA within five (5) business days after such removal.  Hawaiian will handle or arrange for all such shipments except as follows.  In those instances when Delta or a Delta subcontractor removes a Component at a Common Station within the United States, Delta will pack, ship and track shipment of such Component.  In those instances when Delta or a Delta subcontractor removes a Component outside the United States, Delta or its subcontractor will pack the Component for shipment and coordinate with Hawaiian’s maintenance control center for the shipment of the Component to a service provider as designated by Hawaiian at Hawaiian’s sole cost and expense.

15.0        Shipment Methods and Costs; Packing; Required Records

15.1        Method of Shipment and Costs.

At Hawaiian’s option, Hawaiian may provide for shipment for any Component which requires Services at its own cost and expense via any reasonable method that will satisfy the Component shipment time requirement set forth in Section 14.0.

15.2        Proper Packaging.

Delta will initially deliver all serviceable Components in reusable Category 1 containers (as defined in ATA Specification 300).  Hawaiian will return each removed Component in the same container as the one in which the replacement was shipped or its equivalent.  If that container or its equivalent is not returned to Delta, Hawaiian will be charged at the Delta purchase price or cost or the manufacturer’s then-current list price, whichever is less, plus [REDACTED] for its replacement or equivalent. Regardless of the method of shipment, Hawaiian shall be responsible for ensuring that Components are properly prepared, packaged, labeled and documented under applicable ATA 300 and IATA dangerous goods regulations.  In the event Delta receives a Component from Hawaiian that is not properly packaged under applicable ATA 300 and IATA dangerous goods regulations, Delta will so notify Hawaiian in order for Hawaiian to provide a proper package for use by Delta in returning the Component to Hawaiian.  In the event Hawaiian fails to provide the proper packaging, Delta may provide such packaging required under the applicable ATA 300 and hazardous good regulations and Hawaiian shall pay Delta for such packaging and other associated costs at Delta Time & Material Rates.

15.3        Records and Reports.

Hawaiian will furnish the following data with each Component offered for Services:  the registration and serial number of the Aircraft from which the Component was removed; the Component part number, manufacturer, nomenclature, model,  and serial number; the number of Flight Hours and cycles the Component accumulated on the Aircraft; the dates the Component was installed and removed and the reason for removal.  Concurrent with shipment of serviceable Components Delta will provide data on each such Component, including, as available, aggregate flight hours and cycles accumulated, serial number, the Component name, model and serial number; and the total number of hours and cycles on the Component.

16.0        Warranty Administration

On behalf of Hawaiian, Delta will administer claims against manufacturers of removed Components on which a warranty is in effect.  Delta will retain any warranty related compensation.  To achieve this purpose, Hawaiian will cause the assignment to Delta of all warranty rights related to the Components.  If Hawaiian has not made reasonable efforts for such assignment before a warranted Component must be repaired, Hawaiian will be charged for such repair at Delta Time and Material Rates.  All assignments of warranty rights to Delta pursuant to this Section will expire immediately upon termination or expiration of this Agreement and such rights will revert to Hawaiian, unless such termination is by Delta for breach by Hawaiian, in which case such assignments will not revert to Hawaiian until payment in full for all Services provided by Delta, and reimbursement for other charges provided for herein, is received in full by Delta.

17.0        Project Manager; Hawaiian Representatives

Delta will assign an employee with experience in project management to coordinate all aspects of the Services and to be the primary liaison with Hawaiian during the term of the Agreement.  Hawaiian will designate one or more representatives who at all times during the term of this Agreement will have the authority to accept or reject work performed by Delta.  Hawaiian will furnish to Delta’s Project Manager a list of its personnel, with contact information, who are responsible for the subjects covered by this Agreement.  Delta will furnish to Hawaiian a list of its personnel, with contact information, who are responsible for the subjects covered by this Agreement.

18.0        Description of Aircraft

Registration	IPC Ref	Mstr IPC	Model	Serial #	Fuselage #	Mfg. Date	Engine Type
N580HA	TBD	TBD	TBD	28140	TBD	TBD	PW4000
N581HA	TBD	TBD	TBD	28141	TBD	TBD	PW4000
N582HA	TBD	TBD	TBD	28139	TBD	TBD	PW4000
N583HA	TBD	TBD	TBD	25531	TBD	TBD	PW4000
N584HA	TBD	TBD	TBD	24258	TBD	TBD	PW4000
N585HA	TBD	TBD	TBD	24257	TBD	TBD	PW4000
N586HA	TBD	TBD	TBD	24259	TBD	TBD	PW4000
N587HA	TBD	TBD	TBD	33421	TBD	TBD	PW4000
N588HA	TBD	TBD	TBD	33422	TBD	TBD	PW4000
N589HA	TBD	TBD	TBD	33423	TBD	TBD	PW4000
N590HA	TBD	TBD	TBD	33424	TBD	TBD	PW4000
N591HA	TBD	TBD	TBD	33425	TBD	TBD	PW4000
N592HA	TBD	TBD	TBD	33426	TBD	TBD	PW4000
N593HA	TBD	TBD	TBD	33427	TBD	TBD	PW4000
N594HA	TBD	TBD	TBD	33428	TBD	TBD	PW4000
N595HA	TBD	TBD	TBD	33429	TBD	TBD	PW4000

In the event Hawaiian adds additional aircraft to the fleet of Aircraft , Delta reserves the right to adjust the PBTH Rates in accordance with the rates listed in Annex A, Section 19, Component Repair & Management - Cost per Flight Hour & Rate

Adjustment section

19.0        Charges & Payments

19.1        Allocated Inventory - Flat Rate

[REDACTED]

19.2        Common Component/Common Station Inventory - Flat Rate

[REDACTED]

19.3        Inventory Purchase

[REDACTED]

19.4        Component Repair & Warranty Management

Delta will charge Hawaiian and Hawaiian will pay to Delta a fixed monthly price per Aircraft Flight Hour for Component repair and warranty administration in accordance with the rate table in Annex A Section 19.5. Within five (5) business days after the end of each calendar month, Hawaiian will provide Delta with a report specifying, for each Aircraft by tail number, the number of Flight Hours for such Aircraft for the preceding month.  Concurrently, Hawaiian will pay to Delta, as specified in Section 3.2, the appropriate Power by the Hour (PBTH) charges for such month. If there is any discrepancy in the amount of such payment, Delta will issue an invoice or credit therefore, and it will be resolved with the next payment due.

19.5        Power by the Hour Rate

The PBTH rate charge during the term of this Agreement for a particular Aircraft shall be determined by the Aircraft age table below.  The Aircraft age is defined as the number of calendar months since the aircraft was completed as new and available for delivery by the OEM

[REDACTED]

Delta reserves the right to amend the rates specified above in the event of unusual circumstances related to any Aircraft. All rates shall be subject to escalation as defined in Section 20 of this Annex.   At any time during the term of this Agreement, should the documented power by the hour costs for all Non-Common Component repairs exceed [REDACTED]/flight hour, Delta and Hawaiian agree to negotiate a fair and equitable increase in such rate to address the higher than anticipated power by the hour repair costs for Non-Common Components.

19.6        Delta Time & Material Rates

Delta will charge Hawaiian and Hawaiian will pay to Delta for Services performed under Delta Time & Material Rates according to the following:

[REDACTED]

19.7        Late Charges

For every day beyond the fifth (5th)business day that Hawaiian retains or fails to ship a removed Component or fails to provide the required data for such Component, Delta will charge Hawaiian and Hawaiian will pay to Delta a fee computed by applying a percentage to the manufacturer’s then-current list price, computed cumulatively as follows:  [REDACTED] until

Hawaiian satisfies its obligation or until day 60 at which time Delta will consider the part lost and will invoice Hawaiian for the purchase of a replacement Component at Delta’s purchase price or cost or the manufacturer’s then-current list price, whichever is less, plus a [REDACTED] administrative fee.

19.8        Time & Material Invoices

Delta intends to issue to Hawaiian at least monthly or on a project basis, an invoice setting forth the Delta Time & Material Rate charges for Services not covered by the PBTH Rate.  Such invoices will be addressed and sent to Hawaiian at the following address:

Hawaiian Airlines
Attn:  Accounts Payable
P.O. Box 30008
Honolulu, Hawaii 96820

20.0        Rate Escalation Formulas and Adjustments

20.1        Yearly Rate Escalation Determination

PBTH, and Delta Time and Material Rates will all be subject to annual economic escalation effective on the first day of January of each contract year beginning in CY 2003 (Allocated inventory and common inventory at common station lease rates are not subject to yearly rate adjustments).  All such rates shall be adjusted at an annual escalation rate/price adjustment as defined by the following formulate.

Price Adjustments shall be determined 90 days prior to the start of each calendar year

For PBTH and all Flat Rates, the Price Adjustment (PA) will be determined according to the following formula:

PA	=	(P) x (L + M – 1)

where P	=	applicable support service price

L	= Labor =	[REDACTED] x Forecasted AHE372NS(1) for the upcoming year
[REDACTED]

M	= Material =	[REDACTED] x Forecasted PPI372NS for the upcoming year
[REDACTED]

For Time and Material Labor Rates, the price adjustment (PA) will be determined using only the labor index according to the following formula:

PA	=	(P) x (L – 1)

where P	=	applicable Fixed Price Labor Rate

L	= Labor =	Forecasted AHE372NS(2) for the upcoming year
[REDACTED]

(1) For purposes of the calculation, use the index forecast published in the second calendar quarter of the year of the adjustment.  Thus, for an adjustment applicable to calendar year 2006, calculated 90 days prior to January 1, 2006, use the index published in 2nd quarter 2005.

(2) For purposes of the calculation, use the index forecast published in the second calendar quarter of the year of the adjustment.  Thus, for an adjustment applicable to calendar year 2006, calculated 90 days prior to January 1, 2006, use the index published in 2nd quarter 2005.

where, AHE372NS is the Average Hourly Earnings index established in Standard and Poor’s Data Resources Incorporated; PPI372NS is the Producer Price Index established in Standard and Poor’s Data Resources Incorporated; and the denominators of the equations above are the applicable index values published for 2nd quarter of the given calendar year.

If, prior to calculation, the U.S. Department of Labor changes the base year for determination of the AHE or PPI values, such re-based values will be incorporated in the Price Adjustment calculation.

If, prior to calculation, the U.S. Department of Labor or Standard and Poors substantially revises the methodology used for the determination of the index values, or for any reason has not released values needed to determine the applicable Price Adjustment, the parties will, prior to calculation, select a substitute for such values from data published by Standard and Poors DRI or other similar data reported by non-governmental United States organizations.  The substitute will lead in application to the same adjustment result, insofar as possible, as would have been achieved by continuing the use of the original values.

In the event escalation provisions are made non-enforceable or otherwise rendered null and void by any agency of the United States Government, the parties agree, to the extent they may lawfully do so, to negotiate an adjustment to the prices to reflect an allowance for increases or decreases in labor compensation and material costs.

Prior to applying index values to dollars or rates, all index calculations shall be carried to the nearest ten-thousandth prior to the next calculation.  Any rounding of a number, as required under this clause with respect to escalation, will be accomplished as follows: if the first digit of the portion to be dropped from the number to be rounded is five or greater, the preceding digit will be raised to the next higher number.  Rounding will be performed at each level of calculation prior to proceeding to the next level.

Appendix B

Honeywell and Collins Parts Exclusions

[REDACTED]

Appendix C

Common Stations

ATL
LAX
JFK
PDX
SAN
SFO
CVG
SEA
BOS
PHX
DFW
SLC
LAS